As filed with the Securities and Exchange Commission on March 28, 2003

                                                             Registration No.




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               EXUS NETWORKS, INC.



             (Exact name of registrant as specified in its charter)

                 Nevada                               91-1317131
           -----------------                       -----------------
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

                         150 E. 58th Street, 25th Floor
                            New York, New York 10155
                         -------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                              CONSULTING AGREEMENTS
                              ---------------------
                            (Full title of the plans)

                              Isaac H. Sutton, CEO
                               Exus Networks, Inc.
                         150 E. 58th Street, 25th Floor
                            New York, New York 10155
                         ------------------------------
                     (Name and address of agent for service)

                                 (212) 514-6600
                                 --------------
    (Telephone number, including area code, of agent for service) copies to:
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

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Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE


Title of Each             Maximum       Proposed         Proposed
class of securities     Amount to be      Maximum        aggregate   Amount of
to be Registered        registered (1) Offering Price    offering  Registration
                                        per share (1)      price     fee (1)
                                           (2)
--------------------------------------------------------------------------------
Common Stock,
$.001 par value         2,900,000 (4)      $.007         $20,300         $1.64
Common Stock,
$.001 par value         3,000,000 (5)      $.007         $21,000         $1.70
Common Stock,
$.001 par value         5,000,000 (6)      $.007         $35,000         $2.83

 Total                 10,900,000                                        $6.17



(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's Common Stock based on a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.


(2) Estimated solely for the purpose of calculating the registration fee.


(3) This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.


(4) Represents shares of common stock issued to a consultant pursuant to the Consulting Agreement between the Registrant and Dr Abdul Wahid.


(5) Represents shares of common stock issued to a consultant pursuant to the Consulting Agreement between the Registrant and Mark Mayoka.


(6) Represents shares of common stock issued to a consultant pursuant to the Consulting Agreement between the Registrant and Nazar Talibdjanov.


Documents Incorporated by Reference     X    Yes         No


                                     PART II


Item 3.     Incorporation of Documents by Reference.


The following documents are incorporated by reference in this registration statement and made a part hereof:

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

(1) Our Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed pursuant to Section 15(d) of the 1934 Act.

(2) Our Quarterly Report on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed pursuant to Section 15(d) of the 1934 Act.

(3) The description of the Common Stock, par value $0.001 per share, of the Registrant contained in the section entitled "Description of Securities" of the Registrant's Registration Statement on Form S-8 filed on December 12, 2000 (Commission File No. 0-18049).

(4) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.


Item 4.     Description of Securities.


Not Applicable.


Item 5.      Interest of Named Experts and Counsel.


None.


Item 6.     Indemnification of Directors and Officers.


Our Certificate of Incorporation and Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was officer or director or is or was serving at our request our director or an officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto), against all expense, liabilities, charges and losses (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors. The right to indemnification includes the right to be paid by us for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the Nevada General Corporation Law for officers and directors.


The Nevada General Corporation Law provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of us, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of us as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

The indemnification provisions contained in our Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.


Item 7.     Exemption From Registration Claimed.


Not Applicable.


Item 8.      Exhibits.

Number        Description

4.1 Consulting Agreement dated January 10, 2003 between Exus Networks, Inc. and Dr Abdul Wahid.
4.2 Consulting Agreement dated February 7, 2003 between Exus Networks Inc and Mark Mayoka
4.3 Consulting Agreement dated January 26, 2003 between Exus Networks Inc and Nazar Talibdjanov



5.1           Opinion of Ehrenreich Eilenberg & Krause LLP
23.1          Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit
              5.1)
23.2          Consent of Sherb & Co.

Item 9. Undertakings.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Item 310(b) of Regulation S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of our annual report to stockholders for our last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If our last fiscal year has ended within 120 days prior to the use of the prospectus, our annual report for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as our stockholders at the time and in the manner such material is sent to our stockholders, copies of all reports, proxy statements and other communications distributed to our stockholders generally.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of New York, State of New York, on March 28, 2003.


                               EXUS NETWORKS, INC.

                     By:    /s/   Isaac H. Sutton
                              --------------------
                               Isaac H. Sutton
                           Chief Executive Officer


Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:/s/Isaac H. Sutton              Director            Dated: March 28, 2003
      ---------------
      Isaac H. Sutton


By:/s/Miller Mays                  Director            Dated: March 28, 2003
      -----------
      Miller Mays

By:/s/John Skinner                 Director            Dated: March 28, 2003
      ------------
      John Skinner





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